Exhibit 10.2

ATTORNEY WORK PRODUCT

PRIVILEGED AND CONFIDENTIAL

SKADDEN DRAFT 9/13/2010

PERFORMANCE INCENTIVE AGREEMENT

by and among

Beijing Shi Dai Tong Lian Technology Company Limited,

Beijing Cheng Yi Shi Dai Network Technology Company Limited,

Zhi Bo Xin Tong (Beijing) Network Technology Company Limited,

Ran Cheng,

AsiaCloud Inc.,

and

21ViaNet Broadband Limited

dated as of September 21, 2010

i

PERFORMANCE INCENTIVE AGREEMENT

This Performance Incentive Agreement (the “Agreement”) is entered into on September [—], 2010 by and among the following parties (each a “Party”; together, the “Parties”):

Beijing Shi Dai Tong Lian Technology Company Limited, a limited liability company organized under the laws of the PRC (the “Seller”);

Beijing Cheng Yi Shi Dai Network Technology Company Limited, a limited liability company organized under the laws of the PRC with registered office located at Suite 423-A, Building #48, No. 110 Zaojia Street, Fengtai District, Beijing with the business license number 110106006279869; and Zhi Bo Xin Tong (Beijing) Network Technology Company Limited, a limited liability company organized under the laws of the PRC with registered office located at Suite 5307, Ideal Building, No. 111 Zhichun Road, Haidian District, Beijing with the business license number 110108010358010 (each a “Target Company”, and together the “Target Companies”);

Ran Cheng, a PRC citizen with identification number 131002197604234436 (Ran Cheng or his designated offshore entity, the “Recipient”);

AsiaCloud Inc., a limited liability company incorporated under the laws of the Cayman Islands with its registered office located at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“AsiaCloud”); and

21ViaNet Broadband Limited, a limited liability company organized under the laws of the PRC with registered office located at 3/F Building 5, No. 1 East Jiuxianqiao Road, Chaoyang District, Beijing with the business license number 110105009411300 (the “Purchaser”).

RECITALS

WHEREAS, the Seller wholly owns the outstanding shares of the Target Companies;

WHEREAS, Ran Cheng owns 70% of the Seller’s shares and therefore has actual control over the Seller and the Target Companies;

WHEREAS, the Purchaser is a wholly-owned subsidiary of aBitCool Beijing Limited (“VNS”), a variable interest entity ultimately controlled by the AsiaCloud through contractual arrangements among VNS, the shareholders of VNS and 21ViaNet China Inc., the AsiaCloud’s wholly-owned subsidiary in China;

WHEREAS, the Purchaser intends to purchase, and the Seller intends to sell, 51% outstanding shares in the Target Companies by entering into a share purchase agreement (the “SPA”) on the same date of this Agreement. Under the SPA, the Purchaser has an option to purchase the remaining 49% of the outstanding shares in the Target Companies before December 31, 2011;

WHEREAS, Ran Cheng has de facto control over the Target Companies and agrees to cause the Target Companies to meet certain financial targets in each of 2011, 2012 and 2013. To incentivize Ran Cheng and align his interests with those of the AsiaCloud, the AsiaCloud intends to provide the Recipient performance incentives in the form of shares in the AsiaCloud based on the Target Companies’ financial performance in 2011, 2012 and 2013;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the promises, the mutual covenants and agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01 Definitions. The following capitalized terms used in this Agreement have the following meanings:

“2010 Net Income” means the Audited Net Income for the year ended December 31, 2010.

“2011 Net Income” means the Audited Net Income for the year ending December 31, 2011.

“2012 Net Income” means the Audited Net Income for the year ending December 31, 2012.

“2013 Net Income” means the Audited Net Income for the year ending December 31, 2013.

“Agreement” means this Performance Incentive Agreement.

“AsiaCloud” has the meaning set forth in the preamble.

“Audited Net Income” means the aggregate net income of the Target Companies for a certain period, which is audited by any of the Big Four Accounting Firms in accordance with the accounting principles generally accepted in the United States.

“Audited Financial Report” means the financial report of the Target Companies for a certain period, which is audited by any of the Big Four Accounting Firms in accordance with the accounting principles generally accepted in the United States.

“Big Four Accounting Firms” mean PricewaterhouseCoopers, Deloitte Touche Tohmatsu, KPMG and Ernst & Young.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday in the PRC.

“CIETAC” has the meaning set forth in Section 6.07(a) of this Agreement.

“Estimated Value” has the meaning set forth in Section 2.02 of this Agreement.

“First SPA Closing Date” means the SPA Closing Date after the First SPA Closing Conditions are satisfied.

“First SPA Closing Conditions” has the meaning set forth in Section 2.3.2 of the SPA.

“Gross Revenues” means the gross revenues of the Target Companies for a certain period which are audited by any of the Big Four Accounting Firms in accordance with the accounting principles generally accepted in the United States.

“Loan” has the meaning set forth in Section 9.1.6 of the SPA.

“Minimum Net Income” means (i) RMB30 million for the year ending December 31, 2011, (ii) RMB34.5 million for the year ending December 31, 2012, and (iii) RMB39.67 million for the year ending December 31, 2013.

“SPA Closing Date” has the meaning set forth in Section 2.3.5 of the SPA.

“Par Value” has the meaning set forth in the then effective Memorandum of Association of AsiaCloud.

“Parties” or “Party” has the meaning given to such term in the preamble.

“PRC” means the People’s Republic of China.

“Purchaser” has the meaning set forth in the preamble.

“Recipient” has the meaning set forth in the preamble.

“Seller” has the meaning set forth in the preamble.

“Second SPA Closing Date” means the SPA Closing Date after the Second SPA Conditions are satisfied.

“Second SPA Closing Conditions” have the meaning set forth in Section 2.3.3 of the SPA.

“SPA” has the meaning set forth in the preamble.

Section 1.02 Interpretation. Whenever used in this Agreement, (i) words importing the singular number only shall include the plural and vice versa, (ii) words importing the masculine gender shall include the feminine gender, (iii) the terms “including” and “include” shall mean “including, without limitation” and “include, without limitation”, respectively, (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, (v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof, and (vi) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

ARTICLE II

PERFORMANCE INCENTIVES

Section 2.01 Base Performance Incentives. Subject to section 2.03, if the 2011 Net Income is no less than the Minimum Net Income for the year ending December 31, 2011, the Recipient is entitled to receive performance incentives for each of three years ending December 31, 2011, 2012 and 2013 in the form of X number of shares in the AsiaCloud at Par Value.

(a) X shall be calculated as follows:

X = 1/3 x Estimated Value (in U.S. dollars) x 51% x 50%

8.611

(b) The U.S. dollar to Renminbi exchange rate shall be the average noon buying rate set forth in H.10 statistical release of the Federal Reserve Board on the [last Business Day in the relevant year.

Section 2.02 Estimated Value of the Target Companies. The estimated value of the Target Companies (the “Estimated Value”) shall be determined as follows:

(a) If the Audited Net Income for each of the first quarter and the second quarter of 2011 is no less than RMB10 million, the Estimated Value shall be the lower of (i) 6 times the 2011 Net Income and (ii) RMB300 million.

(b) If the Audited Net Income for either, but not both, of the first quarter and the second quarter of 2011, is no less than RMB10 million, the Estimated Value shall be the 80% of the lower of (i) 6 times the 2011 Net Income and (ii) RMB300 million.

(c) If the Audited Net Income for each of the first quarter and the second quarter of 2011 is less than RMB10 million, the Estimated Value shall be the 70% of the lower of (i) 6 times the 2011 Net Income and (ii) RMB300 million.

Section 2.03 2012 and 2013 Base Performance Incentives. The Recipient shall not receive any performance incentives for the year ending December 31, 2012 or December 31, 2013, as the case may be, if the Audit Net Income for such year is less than the Minimum Net Income.

[1]	Company to advise whether to define the share price of AsiaCloud as (i) the trading price if AsiaCloud is listed or (ii) US$8.61 per share if not listed.

Section 2.04 Delivery of the Performance Incentives. If the Recipient is entitled to receive performance incentives for any of the years ended December 31, 2011, 2012 and 2013, within 15 calendar days after the Audited Financial Report for the relevant year is received by the Ran Cheng and AsiaCloud, Ran Cheng shall provide the AsiaCloud a written notice, which shall set forth the number of shares in AsiaCloud that the Recipient is entitled to receive, the relevant calculations and the name and other necessary information of the person or entity to receive the incentive shares. AsiaCloud shall approve or disapprove such written notice within 10 calendar days following the receipt of the written notice from Ran Cheng. The incentive shares in AsiaCloud shall be issued at Par Value and delivered to the Recipient within 30 calendar days, or another period mutually agreed upon by Ran Cheng and AsiaCloud in writing, after the Audited Financial Report for the relevant year is received by Ran Cheng and AsiaCloud, provided that the First SPA Closing Conditions and the Second SPA closing Conditions have been met, and all necessary registration, filings, approvals and actions required by applicable PRC authorities (“Approvals”) prior to each issuance shall be completed. For avoidance of any doubt, if the Approvals have not been obtained and completed before such issuance of incentive shares for any year due to whatever reason, AsiaCloud is obligated to, within 20 calendar days after the Audited Financial Report for the relevant year is received by Ran Cheng and AsiaCloud, provide an alternative plan which is in compliance with applicable laws and is acceptable to the Recipient in the Recipient’s sole and absolute discretion, failing which, Asia Cloud shall immediately issue and deliver incentive shares at Par Value to the Recipient in accordance with this Agreement as if such Approvals had already been duly obtained and completed by the Recipient, and such incentive shares in AsiaCloud shall be issued at Par Value and delivered to the Recipient within 30 calendar days after the Audited Financial Report for the relevant year is received by Ran Cheng and AsiaCloud.

Section 2.05 Performance Incentive Adjustment. The performance incentives that the Recipient is entitled to receive at Par Value for any of the years ending December 31, 2011, 2012 and 2013 shall be adjusted pursuant to the mechanism set forth in Section 3.02 if the following conditions are met for such year:

(a) As to the performance incentives that the Recipient is entitled to receive for the year ending December 31, 2012, the 2011 Net Income is no less than RMB50 million and the Gross Revenues of the Target Companies for such year is no less than RMB260 million.

(b) As to the performance incentives that the Recipient is entitled to receive for the year ending December 31, 2012, the 2012 Net Income is no less than RMB57.5 million and the Gross Revenues of the Target Companies for such year is no less than RMB340 million.

(c) As to the performance incentives that the Recipient is entitled to receive for the year ending December 31, 2013, the 2013 Net Income is no less than RMB66.12 million and the Gross Revenues of the Target Companies for such year is no less than RMB400 million.

Section 2.06 Adjustment Mechanism.

(a) If the conditions set forth in Section 3.01 are met for a particular year, the number of incentive shares in the AsiaCloud that the Recipient is entitled to receive at Par Value for such year shall be the Adjusted Performance Incentive divided by 8.61. As used herein, if the Purchaser acquired 51% of total equity interest of the Target Companies, the Adjusted Performance Incentive = the lower of (i) the U.S. dollar equivalent of RMB32.50 million and (ii) Estimated Value (in U.S. dollars) x 50% x 51% x 1/3 x Adjustment Factor for such year if the Purchaser acquired 100% of total equity interest of the Target Companies, the Adjusted Performance Incentive = the lower of (i) the U.S. dollar equivalent of RMB65.00 million and (ii) Estimated Value (in U.S. dollars) x 50% x 100% x 1/3 x Adjustment Factor for such year ÷ 51%

the Adjustment Factor for 2011 =	2011 Net Income – 2010 Net Income	x 100%
RMB6.52 million

the Adjustment Factor for 2012 =	2012 Net Income – 2011 Net Income	x 100%
RMB7.5 million

the Adjustment Factor for 2013 =	2013 Net Income – 2012 Net Income	x 100%
RMB8.62 million

(b) The U.S. dollar to Renminbi exchange rate shall be the average noon buying rate set forth in H.10 statistical release of the Federal Reserve Board on the last Business Day in the relevant year.

(c) For the avoidance of doubt, if the number of incentive shares in the AsiaCloud that the Recipient is entitled to receive at Par Value for a particular year is adjusted pursuant to this Article, the Recipient shall receive only such adjusted number of incentive shares in the AsiaCloud (not in addition to the incentive shares for such year as determined pursuant to Article II hereof). Furthermore, if the 2011 Net Income is less than the Minimum Net Income for 2011, the Recipient shall not receive any incentive shares in AsiaCloud for any of the years ending December 31, 2011, 2012 and 2013 pursuant to this Article.

ARTICLE III

LOAN

Section 3.01 Loan. Pursuant to the SPA, a company designated by the AsiaCloud shall provide a loan in the amount of RMB25 million (the “Loan”) to Ran Cheng or any entity designated by him within 10 Business Days after the satisfaction of the First SPA Closing Conditions. Such Loan shall be repaid prior to the Second SPA Closing Date.

Section 3.02 Share Grant Based on the Loan. Notwithstanding Articles II and III hereof,

(a) if, as of the Second Closing Date, (i) the principle of the Loan has not been repaid in full and (ii) the 2011 Net Income is less than RMB30 million, the AsiaCloud shall grant to the Recipient shares in the AsiaCloud to the Recipient, the number of which shall be no less than the U.S. dollar equivalent of RMB25 million divided by 8.61. The U.S. dollar to Renminbi exchange rate shall be the average noon buying rate set forth in H.10 statistical release of the Federal Reserve Board on the last Business Day in 2011, and

(b) if, as of the Second SPA Closing Date, (i) the principle of the Loan has not been repaid in full or (ii) the 2011 Net Income is no less than RMB30 million, the AsiaCloud shall waive its rights to claim the repayment of any outstanding amount of the Loan and shall not grant any incentive shares in the AsiaCloud to the Recipient.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Incorporation by Reference. To the extent applicable to this Agreement, provisions on representations and warranties, covenants, contract breach and termination set forth in the SPA shall be incorporated by reference in this Agreement.

Section 4.02 Effectiveness. This Agreement shall be executed simultaneously with the SPA. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto and the execution and delivery of the SPA by the parties thereto.

Section 4.03 Expenses. Other than as required by applicable Law, all costs and expenses incurred in connection with the Agreement shall be paid by the party incurring such costs or expenses.

Section 4.04 Taxes. The Recipient shall be liable for any income, business or other taxes under the PRC laws and the laws of other applicable jurisdiction that might be incurred in connection with its receipt of any incentive shares.

Section 4.05 Compliance with PRC Laws. The Recipient, with the assistance from the Purchaser and Asia Cloud, shall try its best efforts to obtain Approvals.

Section 4.06 Headings. The division of this Agreement into articles and sections is for convenience and reference only and shall not in any way affect the meaning or interpretation hereof.

Section 4.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Cayman Islands without reference to the choice of law principles thereof.

Section 4.08 Confidentiality. All the provisions under this Agreement and this Agreement itself shall be kept confidential. Neither Party shall make disclosure to any third party, excluding the senior officers, directors, employees, agents and consultants who are related to the this Agreement, provided that it is necessary for such persons to know about this Agreement and related information. This confidentiality clause does not apply to information required to be disclosed to the government, the public or shareholders by relevant laws, nor does it apply to documents required to be filed with the authorities.

Section 4.09 Dispute Resolution.

(a) All disputes, controversies, and claims directly or indirectly arising out of or in relation to this Agreement or the validity, interpretation, construction, performance, breach, termination, or enforceability of this Agreement shall be arbitrated by China International Economic and Trade Arbitration Commission (“CIETAC”) by following the CIETAC arbitration rules. Any arbitration or related hearings shall be held in Beijing and in Chinese. Any decision made by CIETAC shall be final and binding.

(b) The arbitral tribunal shall be comprised of three (3) arbitrators. Parties hereby agree that from any pool of arbitrators, the Purchaser may select one arbitrator and Ran Chen may select one arbitrator. The third one shall be jointly selected by all parties. If the Parties cannot reach a consensus with respect to the third arbitrator within five Business Days, CIETAC shall appoint the third arbitrator.

(c) During any arbitration, the Agreement shall remain effective and the Parties shall perform their respective obligations, other than those set forth in the sections or articles in dispute.

Section 4.10 Entire Agreement. This Agreement constitute the entire agreement among the Parties hereto pertaining to the specific subject matter hereof and supersedes all prior agreements, correspondence, undertakings, understandings, negotiations and discussions, whether oral or written of the Parties hereto. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

Section 4.11 Invalid Provisions. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any other term, provision, covenant and restriction of this Agreement, which remaining portions shall remain in full force and effect as if this Agreement had been executed with the invalid provisions thereof eliminated, and it is the declared intention of the parties hereto that they would have executed the remaining portion of the Agreement without including therein any such part or portion which may be declared invalid.

Section 4.12 Amendment. This Agreement shall not be amended by any Party unless all parties executed the amended Agreement in writing.

Section 4.13 Assignment. This rights and obligations set forth in this Agreement shall not be assigned to any third party without the unanimous consent of all other Parties.

Section 4.14 Inurement. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, executors, administrators and successors.

Section 4.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

Section 4.16 Delivery by Facsimile. Any delivery of an executed copy of this Agreement by way of facsimile or portable document format (pdf) shall constitute delivery hereof, provided that any party delivering by way of facsimile or pdf shall, as soon as reasonably practicable, deliver the original executed copy to the other Parties.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Performance Incentive Agreement to be duly executed by their respective authorized officers as of the date first above written.

Beijing Shi Dai Tong Lian Technology Company Limited

By:	/s/ Ran Cheng
Name: Ran Cheng
Title:

Beijing Cheng Yi Shi Dai Network Technology Company Limited

By:	/s/ Ran Cheng
Name: Ran Cheng
Title:

Zhi Bo Xin Tong (Beijing) Network Technology Company Limited

By:	/s/ Ran Cheng
Name: Ran Cheng
Title:

Ran Cheng

By:	/s/ Ran Cheng
Name: Ran Cheng
Title:

AsiaCloud Inc.

By:	/s/ Sheng Chen
Name: Sheng Chen
Title:

21ViaNet Broadband Limited

By:	/s/ Authorized signatory
Name:
Title: